UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933

 For the fiscal year ended December 31, 2017

Electromedical Technologies, Inc.

(Exact name of issuer as specified in its charter)

Delaware	82-2619815
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

16561 N 92nd Street, Suite 101 Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip code)

888-880-7888

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

 Item 7. Financial Statements

ElectroMedical Technologies, inc., formerly ELectro Medical Technologies, llc Financial Statements AND REPORT OF Independent REGISTERED PUBLIC ACCOUNTING FIRM December 31, 2017 AND 2016

ElectroMedical Technologies, inc.,

formerly electro medical technologies, llc

Financial Statements

December 31, 2017 AND 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Stockholder

of Electromedical Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Electromedical Technologies, Inc. (formerly Electro Medical Technologies, LLC). (the “Company”) as of December 31, 2017, and the related statement of operations and comprehensive loss, stockholder’s deficit, and cash flows for the year then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net losses from inception, negative cash flow from operations, and lack of liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

1

Other Matter

The financial statements of the Company as of and for the year ended December 31, 2016 were audited by another auditor. The other auditor expressed an unqualified opinion in their report dated August 23, 2017, except for note 9 contained in those audited financial statements, as to which the date is January 11, 2018.

/s/ dbbmckennon

We have served as the Company’s auditor since 2018.

San Diego, California

May 30, 2018

2

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES, LLC

BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

ASSETS
	2017	2016
Current assets:
Cash and cash equivalents	$27,860	$144,913
Accounts receivable, net	28,058	26,180
Inventories	96,689	84,966
Prepaid expenses and other current assets	207,298	103,972
Total current assets	359,905	360,031

Property and equipment, net	817,890	840,473
Due from member	-	103,677
Total assets	$1,177,795	$1,304,181

LIABILITIES, STOCKHOLDER'S AND MEMBER'S DEFICIT

Current liabilities:
Lines of credit	$87,747	$111,583
Accounts payable	394,906	143,197
Credit cards payable	70,377	92,237
Accrued expenses and other current liabilities	273,053	91,110
Customer deposits	273,939	328,859
Bank debt, current portion	25,341	22,097
Total current liabilities	1,125,363	789,083

Long-term liabilities:
Bank debt, net of current portion and discount	615,466	638,647
Note payable	157,000	157,000
Related party notes payable, net of amount due from member in 2017	133,645	45,000
Other liabilities	6,282	-
Total liabilities	2,037,756	1,629,730

Commitments and contingencies

Stockholder's and member's deficit
Common stock, $0.00001 par value, 25,000,000 shares authorized; 15,000,000 shares outstanding as of December 31, 2017	150	-
Additional paid-in capital	697,834	-
Member's capital	-	721,984
Accumulated deficit	(1,557,945)	(1,047,533)
Total stockholder's and member's deficit,	(859,961)	(325,549)
Total liabilities, stockholder's and member's deficit	$1,177,795	$1,304,181

See accompanying notes to financial statements

3

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Net sales	$857,717	$914,989

Cost of sales	197,430	190,146

Gross profit	660,287	724,843

Selling, general and administrative expenses	1,116,992	1,017,312

Income from operations	(456,705)	(292,469)

Other income (expenses):
Interest expense	(53,707)	(50,125)
Realized gain on sale of investments	-	125,832
Other income	-	3,695
Total other income (expenses)	(53,707)	79,402

Net loss	(510,412)	(213,067)

Other Comprehensive loss:
Reclassification of unrealized gain on investments to earnings	-	(111,632)

Comprehensive loss	$(510,412)	$(324,699)
Weighted average shares outstanding	15,000,000	-
Weighted average net loss per share	$(0.03)	-

See accompanying notes to financial statements

4

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF CHANGES IN STOCKHOLDER'S AND MEMBER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

					Accumulated Other		Total Stockholder's and
	Member's		Common	Paid in	Comprehensive	Accumulated	Member's
	Capital	Shares	Stock	Capital	Income	Deficit	Deficit

Balance, December 31, 2015	$609,984	$-		$-	$111,632	$(834,466)	$(112,850)

Contributions from member	112,000	-		-	-	-	112,000

Net loss	-	-		-	-	(213,067)	(213,067)

Reclassification of unrealized gain on investments to earnings	-	-	-	-	(111,632)	-	(111,632)

Balance, December 31, 2016	721,984	-		-	-	(1,047,533)	(325,549)

Member distributions	(24,000)	-		-	-	-	(24,000)

Net loss	-	-		-	-	(510,412)	(510,412)

Conversion of LLC to C Corporation	(697,984)	15,000,000	150	697,834	-	-	-

Balance, December 31, 2017	$-	15,000,000	$150	$697,834	$-	$(1,557,945)	$(859,961)

See accompanying notes to financial statements

5

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Cash flows from operating activities:
Net loss	$(510,412)	$(213,067)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	1,000	-
Depreciation and amortization of property and equipment	22,583	22,152
Realized gain on sale of investments	-	(125,832)
Paid-in-kind interest expense on lines of credit	-	2,305
Change in operating assets and liabilities:
Accounts receivable	(2,878)	5,666
Inventories	(11,723)	(23,099)
Prepaid expenses and other current assets	(103,326)	(77,372)
Due from member	103,677	265,748
Accounts payable	251,709	9,098
Credit cards payable	(21,860)	201
Accrued expenses and other current liabilities	188,224	33,613
Customer deposits	(54,920)	9,566
Net cash used in operating activities	(137,926)	(91,021)

Cash flows from investing activities:
Proceeds from sale of investments	-	349,769
Cash provided by investing activities	-	349,769

Cash flows from financing activities:
Repayments on lines of credit	(23,835)	(235,243)
Repayments on bank debt	(19,937)	(27,069)
Related party notes payable-net	88,645	-
Distributions to member	(24,000)	-
Contributions from member	-	112,000
Net cash provided by (used in) financing activities	20,873	(150,312)

Net increase (decrease) in cash and cash equivalents	(117,053)	108,436

Cash and cash equivalents, beginning of year	144,913	36,477

Cash and cash equivalents, end of year	$27,860	$144,913

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$51,155	$47,515

Non-cash investing and financing activities:
Reclassification of unrealized gain on investments to earnings	$-	$111,632

See accompanying notes to financial statements

6

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

Electro Medical Technologies, LLC (“the Company”), was formed in November 2010 as an Arizona limited liability company. In August 2017, the Company converted to Delaware C Corporation under Electromedical Technologies, Inc. The Company is a bioelectronic engineering company with medical device certifications in the United States (FDA), Canada (MDL), Europe (CE 0459) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long lasting pain relief across a broad range of ailments.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company maintains its accounting records on an accrual method in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Going Concern

Since inception, the Company has incurred approximately $1.6 million of accumulated net losses. In addition, during the year ended December 31, 2017, the Company used $137,926 in operations and had a working capital deficit of $765,458. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

As a result, there is significant uncertainty whether the entity will continue as a going concern and, therefore, whether it will realize its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial statements.

Accordingly, no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might be necessary should the entity not continue as a going concern. At this time, management is of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the financial statements as at December 31, 2017.

7

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Revenue Recognition

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, the Company also has a policy which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)    Persuasive evidence that an arrangement exists;

b)    The price to the buyer is fixed or determinable;

c)    Collectability is reasonably assured; and

d)    The Company has no significant obligations for future performance.

Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated distributors or to end-customers.

Certain larger customers pay in advance for future shipments. These advance payments totaled $273,939 and $328,859 at December 31, 2017 and 2016, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

At the completion of the initial three year warranty, the Company sells extended warranties for periods ranging from one to three years. Revenue is recognized on a straight-line basis over the term of the contract. As of December 31, 2017, deferred revenue of $11,781 is recorded in connection with these extended warranties.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. As a general policy, the Company does not require collateral and determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company recorded an allowance for doubtful accounts of $1,000 and $0 as of December 31, 2017 and 2016, respectively.

8

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Financial Instruments and Concentrations of Business and Credit Risk

The Company elected early adoption of the Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, which eliminates the requirement of the Company to disclose the fair value of its financial instruments as of the balance sheet date. Financial instruments that potentially subject the Company to concentrations of business and credit risks consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

The Company had one significant customer for the years ended December 31, 2017 and 2016 that in total accounted for approximately 18% and 20%, respectively, of net sales. There were no amounts outstanding from this customer as of December 31, 2017 and 2016. Customer deposits on hand from this customer totaled $274,000 and $322,300 at December 31, 2017 and 2016, respectively. The loss of this customer would have a significant impact on the operations and cash flows of the Company.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations for the years ended December 31, 2017 and 2016 consisted of one significant supplier that accounted for approximately 39% and 84%, respectively, of total net purchases. This supplier accounted for approximately 35% % of the Company’s total accounts payable as of both December 31, 2017 and 2016, respectively. The loss of this vendor may have a significant impact on the operations and cash flows of the Company.

Investments

In accordance with FASB ASC Topic 320, Investments – Debt and Equity Securities, the Company’s investments are stated at fair value. Investments consist of available-for-sale securities which are publicly traded. The fair value is based on the closing day price in the Nasdaq Stock Market.

The Company sold its shares in Apple Inc. during the year ended December 31, 2016 and recorded a realized gain on the sale of $125,832. The realized gain is included in other income on the accompanying statement of operations and comprehensive loss.

Fair Value Measurements

The Company has adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), with respect to the Company’s investments.

9

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard described a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Company’s management used the following methods and assumptions to estimate the fair value of its investments:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, as discussed further below.

As of December 31, 2017 and 2016, the Company didn't have any Level 2 or 3 assets.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of December 31, 2017 and 2016, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve. Inventories consist of purchased finished goods. As of December 31, 2017, recorded within prepaids and other current assets on the accompanying balance sheet is $15,186 in credits to which the Company expects to receive from their primary manufacturer.

Deferred Offering Costs

Included in Other Current Assets are deferred offering costs. The Company accounts for offering costs in accordance with FASB ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheets. The deferred offering costs will be charged to stockholder’s deficit upon the completion of an equity offering or to expense if the offering is not completed.

In 2016, the Company began the process of preparing for a Regulation A+ filing with the Securities and Exchange Commission. Costs incurred in conjunction with the filing totaled $188,424 and $53,372 as of December 31, 2017 and 2016 and are included in prepaid expenses and other current assets on the accompanying balance sheets, respectively. Certain costs incurred in conjunction with the filing are included in selling, general and administrative expenses in the Company’s statements of operations and comprehensive loss. Such amounts were approximately $132,000 and $17,000 for the years ended December 31, 2017 and 2016, respectively.

10

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

The Company’s filing became effective in January 2018 for which no proceeds have been received to date.

Comprehensive Loss

In accordance with FASB ASC Topic 220, Comprehensive Income, unrealized gains, or losses, are recorded as the fair value of the investments increase, or decrease. These unrealized amounts are recorded in the accompanying statements of operations and comprehensive loss and the net unrealized gains, or losses, are included in accumulated other comprehensive income on the accompanying balance sheets and statements of changes in member’s deficit.

Property and Equipment

Property and equipment is recorded at cost and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses.

No impairment losses of long-lived assets were recognized for the years ended December 31, 2017 and 2016.

Income Taxes

Until January 1, 2018, the Company has elected to be treated as a limited liability company for income tax purposes. Under federal and Arizona law, the taxable income or loss of a limited liability company is included in the member’s income tax returns.

The Company follows the provisions of uncertain tax positions as addressed in FASB ASC Subtopic 740, Income Taxes. The Company has no such tax positions as of both December 31, 2017 and 2016, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. No such interest or penalties were recognized during the years presented. The Company had no accruals for interest and penalties as of December 31, 2017 and 2016.

11

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state and local income tax authorities for returns filed for the prior four years. There are no examinations currently pending.

In August 2017, the Company converted to a Delaware C Corporation. In connection with this conversion, the LLC's manager, since the entity was previously a single member LLC, selected a January 1, 2018 tax conversion date. The deferred tax assets as of January 1, 2018, consist of a minor amount of accruals for which the Company will receive the benefit from when paid. The amount is insignificant to the financial statements as of December 31, 2017, for which a full valuation allowance would have been present.

Sales Taxes

FASB ASC Subtopic 605-45, Revenue Recognition – Principal Agent Considerations, provides that the presentation of taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (e.g. sales, use, and excise taxes) between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, the amounts of those taxes should be disclosed in the financial statements for each period for which a statement of operations and comprehensive loss is presented if those amounts are significant. Sales taxes for the years ended December 31, 2017 and 2016, were recorded on a net basis. Included in accrued expenses at December 31, 2017 and 2016 is approximately $44,000 and $32,000, respectively, related to sales taxes.

Shipping and Handling Costs

The Company included shipping and handling costs in cost of sales on the accompanying statements of operations and comprehensive loss for the years ended December 31, 2017 and 2016.

Warranty

The Company warranties the sale of most of its products and records an accrual for estimated future claims. The standard warranty is typically for a period of three years. Such accruals are based upon historical experience and management's estimate of the level of future claims. The Company recorded a liability in 2017 of $14,231 and is included in cost of sales in the statement of operations and comprehensive loss and within accrued expenses and other current liabilities on the accompanying balance sheet. No warranty reserve was recorded in the year ended December 31, 2016.

12

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $7,952 and $44,490 and are included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss for the years ended December 31, 2017 and 2016, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Total research and development costs amounted to $4,000 during the year ended December 31, 2017 and are included in selling, general and administrative expenses on the accompanying statement of operations and comprehensive loss.

There were no research and development costs for the year ended December 31, 2016.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2017 and 2016, diluted net loss per share is the same as basic net loss per share for each year. See Note 8 for potential dilutive securities as of December 31, 2017.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2020.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 supersedes existing revenue recognition guidance, including ASC 605-35. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under US GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for some of the Company’s contracts. ASU 2014-09 may be applied either retrospectively or through the use of a modified-retrospective method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments of ASU 2015-14 defer the effective date of ASU 2104-09 for all entities by one year. Private companies should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. Earlier adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is currently evaluating methods of adoption as well as the impact that adoption of this guidance will have on its financial statements.

13

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2017	2016
Building	$875,000	$875,000
Furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(82,097)	(59,514)
	$817,890	$840,473

Depreciation and amortization expense related to property and equipment was $22,583 and $22,152 for the years ended December 31, 2017 and 2016, respectively, and is included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss.

NOTE 4.	REVOLVING LINES OF CREDIT

In November 2010, the Company obtained a revolving line of credit (the “Revolver”) with a financial institution that expired in November 2017 at which time all outstanding interest and principal became due. The Revolver is collateralized by substantially all of the Company’s assets and is personally guaranteed by the Company’s member. The interest rate is based on the prime rate plus 4%, or 8.5% as of December 31, 2017 and 7.75% as of December 31, 2016. Interest on the Revolver is payable monthly in arrears in an amount equal to the actual accrued interest or $100, whichever is greater. The outstanding balance on the Revolver was $87,747 and $111,583 as of December 31, 2017 and 2016, respectively.

In May 2015, the Company obtained a revolving line of credit (the “Advance”) with a financial institution that was repaid in full in April 2016. The Advance allowed for maximum available borrowings up to $250,000. The Advance was collateralized by the Company’s securities account held at the financial institution. Payment terms were dependent on the type of advance specified by the Company and agreed to by the financial institution.

The lines of credit do not contain any financial covenants.

14

ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

NOTE 5.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable consisted of interest-only payments at 4.5% per annum, payable monthly in arrears. The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance, as described below.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000. Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at December 31, 2017 and 2016 was $157,000. The Note Payable is personally guaranteed by the Company’s shareholder/member.

Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum, and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The proceeds were used to purchase a building for which the Company's operations are located. The net principal balance outstanding on the term loan at December 31, 2017 and 2016 was $640,807 and $660,744, respectively. The term loan is personally guaranteed by the Company’s shareholder/member.

Related Party Notes Payable

In October 2013, the Company entered into a $45,000 note payable with an individual related to the Company's shareholder/member (see note 6). The proceeds were used for operations. Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at December 31, 2017 and 2016 was $44,000 and $45,000, respectively.

In July 2017, the Company entered into a $250,000 promissory note with its shareholder/member. The proceeds were used for operations and Regulation A offering costs. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheet is $160,355 due from the Company’s member as of December 31, 2017. At December 31, 2017, the amount has been net against the note payable due the member for a total net due of $89,645 (see note 6).

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ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Future aggregate maturities of long-term debt, including related parties, are as follows:

For the Years Ending December 31:
2018	$25,341
2019	24,619
2020	316,523
2021	27,202
2022	28,592
Thereafter	509,175
$931,452

The long-term debt agreements do not contain any financial covenants, however, other covenants are present.

NOTE 6.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $44,000 (see note 5).

Included in the accompanying balance sheets are $160,355 and $103,677 of amounts due from the Company’s shareholder/member as of December 31, 2017 and 2016, respectively. The amounts due are non-interest bearing and are payable upon demand. As of December 31, 2016, the Company had waived its rights to demand full repayment until at least January 1, 2018. Accordingly, at December 31, 2016, the loan was classified as a long-term asset on the accompanying balance sheet. At December 31, 2017, the amount has been net against the note payable due the member (see note 5).

NOTE 7.	STOCKHOLDER’S AND MEMBER’S DEFICIT

As of December 31 ,2016, the sole member owned 100% of the Company’s membership interest.

In August 2017, the Company converted to a Delaware C Corporation. In conjunction with the conversion, the Company authorized 25 million shares of common stock with a par value of $0.00001 of which 15 million shares were issued to the Company’s sole member. The sole member’s percentage in the converted entity remains equal to the sole member’s interest in the LLC.

See Note 8 for additional shares to be issued.

NOTE 8.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

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ELECTROMEDICAL TECHNOLOGIES, INC.,

FORMERLY ELECTRO MEDICAL TECHNOLOGIES LLC

Notes to Financial Statements

December 31, 2017 and 2016

Operating Leases

The Company is obligated under certain non-cancellable operating leases for its corporate vehicles, which expire on various dates through February 2018. Monthly rent on the non-cancellable operating leases was approximately $1,400 during the years ended December 31, 2017 and 2016. Total rental expense amounted to $11,080 and $11,033 for the years ended December 31, 2017 and 2016, respectively, and is included in selling, general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Future Commitments

The Company has a commitment, under an agreement,   to make certain payments totaling $67,000 through September 2019. The payments are only due as long as the individual remains affiliated with the Company.

In February and March 2017, the Company executed a promotion whereby distributors who made purchases during the promotional period would receive credits towards either future purchases of product through September 1, 2017 or shares of stock. Credits totaling $171,930 were earned by such distributors of which $ 1,010 had been applied against purchases of product. The remaining credit of $170,920 will be satisfied in shares of the Company’s common stock. As of and for the year ended December 31, 2017, an accrual for the amount of the net credits has been recorded as marketing expense in the statement of operations and other comprehensive income as well as within accrued liabilities on the accompanying balance sheet. The Company recorded the amount as marketing expense as the promotion was provided directly to distributors rather than to end users. As of December 31, 2017, the Company has determined that approximately 240,000 shares of common stock will be issued to the distributors. The price of the shares of $0.71 is the same as the shares Regulation A offering.

The Company has entered into several agreements in conjunction with its Regulation A offering. The Managing Broker-Dealer will receive a selling commission of 7% of the total dollar amount of equity capital raised in the offering as well as remaining contractual fees totaling approximately $35,000. Fees due upon closing under other agreements totals approximately $10,000.

NOTE 9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the independent auditor’s report date, which is the date that the financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

The Company’s Regulation A filing with the Securities and Exchange Commission became effective in January 2018. The offering consists of 7,042,254 shares of common stock at a price of $0.71 per share. The minimum aggregate amount of shares offered is $500,000 and maximum aggregate amount of the shares offered is $5,000,000.

On May 2, 2018, the Company entered into a note payable with a third party vendor as payment for an outstanding balance in the amount of $43,692. At December 31, 2017, the amount is recorded as accounts payable on the accompanying balance sheet. The note is interest free and requires monthly payments of $5,462 beginning June 15, 2018 with the remaining balance due and payable on December 15, 2018. Failure to make timely payments as of December 15, 2018 will result in  interest to be accrued on the unpaid balance at a rate of ten percent per annum as of July 31, 2017.

The amount due from the Company's shareholder is approximately $130,000.

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on May 30, 2018.

Electromedical Technologies, Inc.

By:	/s/ Matthew N. Wolfson
Matthew N. Wolfson
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Matthew N. Wolfson
Matthew N. Wolfson, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director
Date: May 30, 2018